EXHIBIT 99.1

Savient Pharmaceuticals Prices Underwritten Offering of Common Stock

EAST BRUNSWICK, N.J., Oct 08, 2009 - Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) announced today the pricing of an underwritten offering of 4,300,000 shares of its common stock at a price of $13.29 per share. After underwriting discounts and commissions and estimated offering expenses, Savient expects to receive net proceeds of approximately $52.9 million. All of the shares are being sold by Savient. In addition, Savient has granted the underwriters a 30-day option to purchase up to an additional 645,000 shares of the Company's common stock to cover over-allotments. The offering is expected to close on October 15, 2009, subject to customary closing conditions.

Savient intends to use the net proceeds from this offering to complete its effort to seek FDA approval of KRYSTEXXA(TM) (pegloticase), to develop a program of regulatory filings and review of KRYSTEXXA in other countries, to engage a global secondary source supplier and a secondary fill and finish manufacturer for pegloticase, and for working capital and other general corporate purposes.

A shelf registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission on September 24, 2007 and became effective on October 10, 2007. Information about the offering is available in the prospectus supplement to be filed with the Securities and Exchange Commission. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering, with Wedbush PacGrow Life Sciences as lead manager and Lazard Capital Markets as co-manager.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Copies of the prospectus supplement and accompanying prospectus may be obtained by contacting J.P. Morgan Securities Inc., Attention: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing KRYSTEXXA(TM) (pegloticase) for the treatment of chronic gout in patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase(R), from Duke University and Mountain View Pharmaceuticals, Inc.

Savient also manufactures and supplies Oxandrin(R) (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.

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